Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Analog Devices, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated November 21, 2008, with respect to the consolidated financial statements and schedule of Analog Devices, Inc., and the effectiveness of internal control over financial reporting of Analog Devices, Inc., included in its Annual Report (Form 10-K) for the year ended November 1, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 22, 2009